Exhibit 99.1

Investor Contact:	Tripp Sullivan	Media Contact:	Joy Sutton
	SCR Partners		(615) 587-7728
	(615) 760-1104		Mediarequest@contactAAC.com
IR@contactAAC.com

AAC Holdings, Inc. Reports Third Quarter 2016 Results

BRENTWOOD, Tenn. – (November 3, 2016) AAC Holdings, Inc. (NYSE: AAC) announced its results for the third quarter ended September 30, 2016. All comparisons included in this release are to the comparable prior year period unless otherwise noted.

Third Quarter 2016 Operational and Financial Highlights:

•	Client admissions increased 65% to 3,258
•	Average daily residential census increased 52% to 853
•	Outpatient visits increased 253% to 15,299
•	Revenues increased 23% to $70.5 million
•	Net loss to common stockholders was $2.5 million, or $(0.11) per diluted share
•	Cash flows used in operations totaled $5.0 million
•	Adjusted EBITDA was $12.1 million (see non-GAAP reconciliation herein)
•	Adjusted earnings per diluted share was $0.19 (see non-GAAP reconciliation herein)
•	Average daily residential revenue was $768

De Novo and Acquisition Highlights:

•	In June 2016, opened the 93-bed Laguna Treatment Hospital, in Aliso Viejo, California
•

Added 24 residential beds at Oxford Treatment Center’s existing location at the end of the third quarter of 2016; an additional 20 detoxification and 48 sober living beds are currently anticipated to be completed by the end of the first quarter of 2017

•

Opened 86 sober living beds at Resolutions Las Vegas and 30 sober living beds at Resolutions Arlington; currently anticipate having 100 sober living beds at each of these locations opened by the end of the second quarter of 2017

•	In-network lab in Slidell, Louisiana anticipated to be completed by year end 2016
•	Development of a 150-bed residential treatment center in Ringwood, New Jersey is anticipated to be completed by the first quarter of 2018

“While many of our core operating metrics continued to demonstrate year-over-year and sequential growth resulting in increasing revenues from our residential and outpatient facilities, lower-than-expected toxicology revenues, a slower than expected ramp up of outpatient visits and census at Laguna, and increased operating expenses had a greater impact on the third quarter results than previously anticipated,” noted Michael Cartwright, Chairman and Chief Executive Officer of AAC Holdings, Inc. “With the recent resolution of our subsidiaries’ case in California and a robust de novo and M&A pipeline, we remain bullish about our growth opportunities for 2017.”

Third Quarter 2016 compared with Third Quarter 2015

Revenues in the third quarter of 2016 increased to $70.5 million compared with $57.4 million for the same period in the prior year. Revenues were positively impacted by our acquisitions and de novo projects, as well as an increase in average daily residential census and outpatient visits at our 18 standalone outpatient centers. Our average daily residential revenue declined 21.1% to $768 for the third quarter of 2016 from $973 for same period in 2015.The decline in the average daily residential revenue was significantly impacted by a greater percentage of client related revenues being derived from in-network beds during third quarter of 2016 as compared to the same period in the prior year combined with a decrease in point-of-care drug testing and diagnostic laboratory services as a percentage of client related revenue.

Operating expenses increased to $73.2 million in the third quarter of 2016 from $53.7 million in the prior year period primarily related to the growth in our residential average daily census and outpatient visits combined with an increase in salaries, wages and benefits.  Salaries, wages and benefits as a percentage of total revenues increased 51.7% in the third quarter of 2016 from 41.4% in the same period in the prior year primarily as a result of an increase in stock based compensation and health insurance costs.

Net loss to stockholders was $2.5 million, or $(0.11) per diluted share, in the third quarter of 2016 compared with net income of $2.5 million, or $0.11 per diluted share, in the prior-year period. Adjusted EBITDA increased to $12.1 million compared with $11.7 million for the same period in the prior year. Adjusted net income available to stockholders decreased to $4.3 million, or $0.19 per diluted share, compared with $6.0 million, or $0.27 per diluted share, for the same period in the prior-year. Adjusted net income available to stockholders, adjusted diluted earnings per share and Adjusted EBITDA are non-GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures, net income available to stockholders, diluted earnings per common share and net income, respectively, are included in this release.

Third Quarter 2016 compared with Second Quarter 2016

Revenues in the third quarter of 2016 decreased to $70.5 million compared with $71.5 million for the second quarter of 2016. Our average daily residential revenue declined 4.1% to $768 for the third quarter of 2016 from $801 for the second quarter of 2016.  The decline in the average daily residential revenue was impacted by a lower percentage of client related revenue being derived from point-of-care drug testing and diagnostic laboratory services as a percentage of client related revenue. Our average daily residential revenue excluding point-of-care drug testing and diagnostic laboratory services was $613 for the third quarter of 2016, an increase of 4% from the second quarter of 2016.

Operating expenses increased to $73.2 million in the third quarter of 2016 from $69.6 million in the second quarter of 2016 primarily as a result of an increase in professional fees associated with legal costs in the California matter and increased client related services expense associated with our de novo and expansion activities and a full quarter impact of client related activities associated with Solutions Treatment Centers that was acquired in May 2016.  Salaries, wages and benefits remained relatively flat with the second quarter of 2016 primarily as a result of a stabilization of health insurance costs in the third quarter of 2016.

Net loss to stockholders was $2.5 million, or $0.11 per diluted share, in the third quarter of 2016 compared with net income of $0.9 million, or $0.04 per diluted share, in the second quarter of 2016.  Adjusted EBITDA decreased to $12.1 million compared with $12.5 million for the second quarter of 2016. Adjusted net income available to stockholders increased to $4.3 million, or $0.19 per diluted share, compared with $4.1 million, or $0.18 per diluted share, for the second quarter of 2016.  Adjusted net income available to stockholders, adjusted diluted earnings per share and Adjusted EBITDA are non-GAAP financial measures. Tables reconciling these measures to the most directly comparable GAAP measures, net income available to stockholders, diluted earnings per common share and net income, respectively, are included in this release.

California Resolution

On October 21, 2016, certain of AAC Holdings’ subsidiaries reached a resolution with the Bureau of Medi-Cal Fraud and Elder Abuse of the Office of the Attorney General of the State of California (the “BMFEA”). Under terms of a stipulated settlement, BMFEA dismissed all criminal charges against the Company’s subsidiaries, American Addiction Centers, Inc. (formerly known as Forterus, Inc.), Forterus Health Care Services, Inc. and ABTTC, Inc. in the case entitled People v. McCausland, et al.

As part of the settlement, the Company has agreed to, among other things and subject to certain limitations, implement and maintain over the next three years certain compliance, internal audit and quality review programs to ensure high standards for safety, reliability and clinical outcomes for its operations in California, establish a compliance committee and establish an oversight committee of the board of directors of the Company.

These programs will be monitored by an independent party for effectiveness at the Company’s expense.  AAC paid the State of California approximately $550,000 for costs related to the legal proceedings and $200,000 as a civil monetary penalty, the total of which was accrued for and recognized as litigation settlement expense in the third quarter of 2016.

De Novo Activity and Bed Expansion Pipeline

Laguna Treatment Hospital, a 93-bed Chemical Dependency Rehabilitation Hospital the Company opened near Aliso Viejo, California in June 2016, continues to ramp up admissions. By the end of the third quarter of 2016, AAC was treating an average of 26 clients per day in the facility. AAC has staffed the hospital to ramp up admissions over the first 12 to 18 months of operation.

The development of a 150-bed residential treatment center in Ringwood, New Jersey continues on pace for an anticipated completion in the first quarter of 2018.

The Company added 24 residential beds at Oxford Treatment Center in Mississippi at the end of the third quarter of 2016 and an additional 20 detoxification and 48 sober living beds are currently anticipated to be completed by the end of the first quarter 2017.

The Company opened 86 sober living beds at Resolutions Las Vegas and 30 sober living beds at Resolutions Arlington during the third quarter of 2016 and currently anticipates having 100 sober living beds at each of these locations opened by the end of the second quarter of 2017.

The in-network lab in Slidell, Louisiana is currently anticipated to be completed by year end 2016.

Financing Activity

As previously disclosed, in July 2016, the Company increased its senior secured credit facility to $171.3 million, consisting of a $50.0 million revolving credit facility and a $121.3 million term loan. The facility is scheduled to mature in March 2020 and bears interest at LIBOR plus a margin between 2.25% to 3.25% or a base rate plus a margin between 1.25% and 2.25%, in each case depending on the Company’s leverage ratio. The facility has an accordion feature that provides for an additional $75.0 million of borrowing capacity under the credit facility, subject to certain consents and conditions, including obtaining additional commitments from lenders.

Balance Sheet and Cash Flows from Operations

As of September 30, 2016, AAC Holdings’ balance sheet reflected cash and cash equivalents of $13.3 million and total debt of $189.4 million. Capital expenditures in the third quarter of 2016 totaled $10.2 million. Cash flows used in operations totaled $5.0 million for the third quarter of 2016 compared with $0.8 million in the prior-year period. Cash flows related to the California matter totaled $3.0 million and $4.8 million for the third quarters of 2016 and 2015, respectively.  Days sales outstanding (“DSO”) was 105 for the third quarter of 2016 compared with 95 days in the second quarter of 2016 and 93 for the prior-year period. The increase in days was related to acquired accounts receivable, de novo projects and slower collections related to laboratory services.  DSO’s at legacy facilities were 81 days, up from 73 days in the third quarter of 2015 and down from 84 days in the second quarter of 2016.  Provision for doubtful accounts was 6.8% of total revenues for the third quarter of 2016 compared with 9.4% of total revenues for the prior-year period.

2016 Outlook

AAC updated its guidance for the full year 2016. Revenues are expected to be in the range of $275 million to $280 million. This estimate is based on average daily residential census for the year of 830; average daily residential revenue of approximately $780 to $790; and approximately $39 million to $41 million of revenue from standalone outpatient centers and related lab services from those visits, as well as the other revenue from Referral Solutions Group.

Adjusted EBITDA is expected to be in the range of $47 million to $49 million and adjusted earnings per diluted share is expected to be in the range of $0.69 to $0.77. Assumptions also include an annual effective tax rate of 16% and diluted weighted-average shares outstanding of approximately 23 million for the year.

This outlook does not include the impact of any future acquisitions, transaction-related costs, litigation settlement, expenses related to legal defenses and de novo start-up expenses.

With respect to our “2016 Outlook” above, reconciliation of adjusted EBITDA and adjusted earnings per diluted share guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including de novo start-up expense and acquisition-related expenses. We expect these adjustments may have a potentially significant impact on our future GAAP financial results.

Earnings Conference Call

The Company will host a conference call and live audio webcast, both open for the general public to hear, later this morning at 10:00 a.m. CT. The number to call for this interactive teleconference is (412) 542-4144. A replay of the conference call will be available through November 10, 2016, by dialing (412) 317-0088 and entering the replay access code: 10094431.

The live audio webcast of the Company’s quarterly conference call will be available online at ir.americanaddictioncenters.org. The online replay will be available on the website one hour after the call.

About American Addiction Centers

American Addiction Centers is a leading provider of inpatient and outpatient substance abuse treatment services. We treat clients who are struggling with drug addiction, alcohol addiction, and co-occurring mental/behavioral health issues. We currently operate substance abuse treatment facilities located throughout the United States. These facilities are focused on delivering effective clinical care and treatment solutions. For more information, please find us at AmericanAddictionCenters.org or follow us on Twitter @AAC_Tweet.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are made only as of the date of this release. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements may include information concerning AAC Holdings, Inc.’s (collectively with its subsidiaries; “Holdings” or the “Company”) possible or assumed future results of operations, including descriptions of Holdings’ revenues, profitability, outlook and overall business strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the information contained in the forward-looking statements. These risks, uncertainties and other factors include, without limitation: (i) our inability to operate our facilities; (ii) our reliance on our sales and marketing program to continuously attract and enroll clients; (iii) a reduction in reimbursement rates by certain third-party payors for inpatient and outpatient services and point of care and definitive lab testing; (iv) our failure to successfully achieve growth through acquisitions and de novo expansions; (v) uncertainties regarding the timing of the closing of acquisitions; (vi) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of an acquisition; (vii) our failure to achieve anticipated financial results from prior acquisitions; (viii) a disruption in our ability to perform definitive drug testing services; (ix) maintaining compliance with applicable regulatory authorities, licensure and permits to operate our facilities and lab; (x) a disruption in our business and reputation and potential economic consequences with the civil securities claims brought by shareholders; (xi) our inability to agree on conversion and other terms for the balance of convertible debt; (xii) our inability to meet our covenants in the loan documents; (xiii) our inability to obtain senior lender consent to exceed the current $50 million limit in unsecured subordinated debt; (xiv) our inability to integrate newly acquired facilities;; and (xv) general economic conditions, as well as other risks discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. As a result of these factors, we cannot assure you that the forward-looking statements in this release will prove to be accurate. Investors should not place undue reliance upon forward looking statements.

AAC HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(Dollars in thousands, except per share amounts)

	Three Months Ended				Nine Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues
Client related revenue	$68,491	$68,226	$62,706	$53,695	$199,423	$150,302
Other revenue	2,037	3,316	2,642	3,677	7,995	3,677
Total revenues	70,528	71,542	65,348	57,372	207,418	153,979
Operating expenses
Salaries, wages and benefits	36,479	36,191	31,971	23,777	104,641	61,884
Advertising and marketing	4,687	4,509	4,397	5,790	13,593	15,527
Professional fees	5,278	3,869	4,307	3,383	13,454	6,713
Client related services	7,040	5,500	4,919	4,438	17,459	10,831
Other operating expenses	6,817	7,255	6,546	5,695	20,618	16,044
Rentals and leases	2,108	1,892	1,532	1,583	5,532	3,442
Provision for doubtful accounts	4,794	4,943	5,483	5,366	15,220	12,925
Litigation settlement	940	42	108	859	1,090	2,379
Depreciation and amortization	4,629	4,225	3,915	1,921	12,769	4,937
Acquisition-related expenses	468	1,196	764	937	2,428	2,917
Total operating expenses	73,240	69,622	63,942	53,749	206,804	137,599
Income from operations	(2,712)	1,920	1,406	3,623	614	16,380
Interest expense	1,927	2,221	1,702	1,203	5,850	2,426
Other income, net	130	(36)	(7)	32	87	(28)
(Loss) income before income tax expense	(4,769)	(265)	(289)	2,388	(5,323)	13,982
Income tax (benefit) expense	(758)	(107)	(20)	644	(885)	5,003
Net (loss) income	(4,011)	(158)	(269)	1,744	(4,438)	8,979
Less: net loss attributable to noncontrolling interest	1,486	1,030	855	708	3,371	1,747
Net income attributable to AAC Holdings, Inc. stockholders	(2,525)	872	586	2,452	(1,067)	10,726
BHR Series A Preferred Unit dividend	—	—	—	—	—	(147)
Redemption of BHR Series A Preferred Units	—	—	—	—	—	(534)
Net income available to AAC Holdings, Inc. common stockholders	$(2,525)	$872	$586	$2,452	$(1,067)	$10,045

Basic earnings per common share	$(0.11)	$0.04	$0.03	$0.11	$(0.05)	$0.47
Diluted earnings per common share	$(0.11)	$0.04	$0.03	$0.11	$(0.05)	$0.46
Weighted-average shares outstanding:
Basic	22,957,834	22,761,671	22,094,790	21,922,374	22,607,194	21,471,063
Diluted	22,957,834	22,811,345	22,113,500	22,031,133	22,607,194	21,651,654

AAC HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(Dollars in thousands)

	September 30,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$13,276	$18,750
Accounts receivable, net of allowances	80,410	60,934
Prepaid expenses and other current assets	3,233	6,840
Total current assets	96,919	86,524
Property and equipment, net	136,171	109,724
Goodwill	134,674	108,722
Intangible assets, net	10,759	9,470
Other assets	1,819	1,609
Total assets	$380,342	$316,049

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$10,304	$7,878
Accrued liabilities	21,302	21,653
Current portion of long-term debt	8,617	3,611
Current portion of long-term debt – related party	—	1,195
Total current liabilities	40,223	34,337
Deferred tax liabilities	—	1,195
Long-term debt, net of current portion	180,809	140,335
Other long-term liabilities	4,307	3,694
Total liabilities	225,339	179,561

Stockholders’ equity	163,540	141,654
Noncontrolling interest	(8,537)	(5,166)
Total stockholders’ equity including noncontrolling interest	155,003	136,488
Total liabilities and stockholders’ equity	$380,342	$316,049

AAC HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(Dollars in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net (loss) income	$(4,438)	$8,979
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for doubtful accounts	15,220	12,925
Depreciation and amortization	12,769	4,937
Equity compensation	6,840	4,144
Loss on disposal of property and equipment	163	—
Amortization of debt issuance costs	404	156
Deferred income taxes	(904)	(704)
Changes in operating assets and liabilities:
Accounts receivable	(32,867)	(35,934)
Prepaid expenses and other assets	1,387	(3,920)
Accounts payable	1,973	4,383
Accrued liabilities	949	10,018
Other long term liabilities	(180)	840
Net cash provided by operating activities	1,316	5,824
Cash flows from investing activities:
Purchase of property and equipment	(29,985)	(42,779)
Acquisition of subsidiaries, net of cash acquired	(19,150)	(83,971)
Escrow funds held on acquisition	—	(500)
Purchase of intangible assets	—	(540)
Purchase of other assets, net	—	(50)
Net cash used in investing activities	(49,135)	(127,840)
Cash flows from financing activities:
Proceeds from revolving line of credit, net	20,000	47,000
Proceeds from long-term debt, net	27,500	73,802
Payments on long-term debt and capital leases	(3,960)	(26,546)
Repayment of long-term debt — related party	(1,195)	(542)
Repayment of subordinated notes payable	—	(945)
Redemption of BHR Series A Preferred Units	—	(8,529)
Net cash provided by financing activities	42,345	84,240
Net change in cash and cash equivalents	(5,474)	(37,776)
Cash and cash equivalents, beginning of period	18,750	48,540
Cash and cash equivalents, end of period	$13,276	$10,764

AAC HOLDINGS, INC.
OPERATING METRICS
Unaudited

	Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	September 30, 2015
Operating Metrics:
Average daily residential census[1]	853	821	764	560
Outpatient visits[2]	15,299	13,079	4,978	4,329
Average daily residential revenue[3]	$768	$801	$832	$973
Average net daily residential revenue[4]	$716	$738	$756	$872
New admissions[5]	3,258	2,890	2,623	1,980
Bed count at end of period[6]	1,140	1,139	934	663
Effective bed count at end of period[7]	1,057	1,064	892	663
Average effective bed utilization[8]	82%	82%	86%	89%
Days sales outstanding (DSO)[9]	105	95	88	93

1  Includes client census at all of our owned and leased residential facilities.

2  Represents the total number of outpatient visits at our stand-alone outpatient centers during the period.

3  Average daily residential revenue is calculated as total revenues from all of our owned and leased residential facilities during the period divided by the product of the number of days in the period multiplied by average daily residential census.

4  Average net daily residential revenue is calculated as total revenues from all of our owned and leased residential facilities less provision for doubtful accounts during the period, divided by the product of the number of days in the period multiplied by average daily residential census.

5  Includes total client admissions at our owned and leased residential facilities for the period presented.

6  Bed count at end of period includes all beds at owned and leased inpatient facilities.

7  Effective bed count at end of period represents beds for which our facilities are staffed based on planned census.

8 Average effective bed utilization represents average daily residential census divided by the average effective beds    during the quarter.

9  Revenues per day is calculated by dividing the revenues for the period by the number of days in the period. Days sales outstanding is then calculated as accounts receivable, net of allowance for doubtful accounts, at the end of the period divided by revenues per day.

AAC HOLDINGS, INC.
SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES
Unaudited
(Dollars in thousands, except per share amounts)
Reconciliation of Adjusted EBITDA to Net Income
	Three Months Ended				Nine Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	September 30, 2015 (1)	September 30, 2016	September 30, 2015 (1)
Net (loss) income	$(4,011)	$(158)	$(269)	$1,744	$(4,438)	$8,979
Non-GAAP Adjustments:
Interest expense	1,927	2,221	1,702	1,203	5,850	2,426
Depreciation and amortization	4,629	4,225	3,915	1,921	12,769	4,937
Income tax (benefit) expense	(758)	(107)	(20)	644	(885)	5,003
Stock-based compensation and related tax reimbursements	2,064	2,137	2,638	1,270	6,839	4,144
Litigation settlement and California matter related expense	3,961	1,311	2,325	2,248	7,597	3,768
Acquisition-related expense	688	1,298	860	1,061	2,846	3,041
De novo start-up expense and other	3,163	1,243	862	592	5,268	592
Facility closure operating losses and expense	404	367	—	988	771	—
Adjusted EBITDA	$12,067	$12,537	$12,013	$11,671	$36,617	$32,890

Reconciliation of Adjusted Net Income Available to AAC Holdings, Inc. Common Stockholders to Net Income Available to AAC Holdings, Inc. Common Stockholders
	Three Months Ended				Nine Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	September 30, 2015 (1)	September 30, 2016	September 30, 2015 (1)
Net income available to AAC Holdings, Inc. common stockholders	$(2,525)	$872	$586	$2,452	$(1,067)	$10,045
Non-GAAP Adjustments:
Litigation settlement and California matter related expense	3,961	1,311	2,325	2,248	7,597	3,768
Acquisition-related expense	688	1,298	860	1,061	2,846	3,041
De novo start-up and other expenses	3,163	1,243	862	592	5,268	592
Facility closure operating losses and expense, net of taxes	404	367	—	988	771	—
Redemption of BHR Series A Preferred Units	—	—	—	—	—	534
Income tax effect of non-GAAP adjustments	(1,366)	(967)	(280)	(1,308)	(2,613)	(2,367)
Adjusted net income available to AAC Holdings, Inc. common stockholders	$4,325	$4,124	$4,353	$6,033	$12,802	$15,613
Weighted-average shares outstanding - diluted	22,957,834	22,811,345	22,113,500	22,031,133	22,607,194	21,651,654
GAAP diluted earnings per share	$(0.11)	$0.04	$0.03	$0.11	$(0.05)	$0.46
Adjusted diluted earnings per share	$0.19	$0.18	$0.20	$0.27	$0.57	$0.72

Adjusted EBITDA, adjusted net income available to AAC Holdings, Inc. common stockholders, and adjusted diluted earnings per share (herein collectively referred to as "Non-GAAP Disclosures") are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the U.S. Securities and Exchange Commission, each of which are defined below.   Management believes the Non-GAAP Disclosures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. We believe the Non-GAAP Disclosures also enhance investors’ ability to compare period-to-period financial results.  The Non-GAAP Disclosures should not be considered as measures of financial performance under U.S. generally accepted accounting principles ("GAAP").   The items excluded from the Non-GAAP Disclosures are significant components in understanding and assessing our financial performance and should not be considered as an alternative to net income or other financial statement items presented in the condensed consolidated financial statements.   Because the Non-GAAP Disclosures are not measures determined in accordance with GAAP, the Non-GAAP Disclosures may not be comparable to other similarly titled measures of other companies.

Management defines Adjusted EBITDA as net (loss) income adjusted for interest expense, depreciation and amortization expense, income tax (benefit) expense, stock-based compensation and related tax reimbursements, litigation settlement and California matter related expense, acquisition-related expense (which includes professional services for accounting, legal, valuation services and licensing expenses), de novo start-up expenses and facility closure operating losses and expense associated with the closing of FitRx in the fourth quarter of 2015.

Management defines Adjusted Net Income Available to AAC Holdings, Inc. common stockholders as net income available to AAC Holdings, Inc. common stockholders adjusted for litigation settlement and California matter related expense, acquisition-related expense (which includes professional services for accounting, legal, valuation services and licensing expenses), de novo start-up expenses, facility closure operating losses and expense associated with FitRx, redemption of BHR Series A Preferred Units, and the income tax effect of the non-GAAP adjustments at the then applicable effective tax rate.

Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income available to AAC Holdings, Inc. common stockholders as opposed to net income available to AAC Holdings, Inc. common stockholders.

With respect to our “2016 Outlook” above, reconciliation of adjusted EBITDA and adjusted earnings per diluted share guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including de novo start-up expenses and acquisition-related expenses. We expect these adjustments may have a potentially significant impact on our future GAAP financial results.

(1) Balances shown represent recasted amounts as disclosed in the Company's Current Form 8-K as filed with the SEC on February 23, 2016.